Exhibit 99.1

Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
Obagi Medical Products, Inc.
562.628.1007
Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS
ANNUAL SALES GROWTH AND SOLID PROFITABILITY
-- Diversified, Lifestyle-Focused Product Portfolio Reduces Impact of Current Consumer Spending Environment--

Long Beach, Calif. — March 5, 2009 — Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the year and the fourth quarter ended December 31, 2008.

For 2008, total revenue increased 2% to $104.6 million from $102.6 million in 2007. For the fourth quarter of 2008, total revenue was $25.4 million, compared with third quarter revenue of $26.0 million, and compared with $27.3 million in the fourth quarter of 2007, with domestic and international revenue in 2008 representing 83% and 17% of sales, respectively.

Gross margin percentage for 2008 was 80.9%, compared with 82.4% for 2007. Gross margin percentage in the fourth quarter of 2008 was 80.2%, compared with 81.9% in the same quarter last year.

Net income for 2008 was $12.6 million, or $0.56 per fully diluted share.  This compares with net income for 2007 of $15.2 million, or $0.69 per fully diluted share.  Net income for the fourth quarter of 2008 was $2.2 million, or $0.10 per fully diluted share.  This compares with net income for the fourth quarter of 2007 of $4.5 million, or $0.20 per fully diluted share. On a non-GAAP basis, net income for 2008 was $13.9 million, or $0.62 per fully diluted share, and for the fourth quarter of 2008, net income was $2.8 million, or $0.13 per fully diluted share.  Non-GAAP net income excludes the write-off of a deposit associated with a 2006 product development agreement, severance costs, double rent paid during the Company’s relocation to a new facility, costs associated with a third quarter direct-to-consumer awareness campaign and the write-off of debt issuance costs due to termination of a previous senior secured debt facility.  A reconciliation between GAAP and non-GAAP net income and earnings per share is included below.

As of December 31, 2008, the Company was debt free with cash, cash equivalents and short term investments totaling $19.9 million, compared with $14.1 million at December 31, 2007.  Working capital totaled $44.1 million and stockholders’ equity totaled $60.5 million as of December 31, 2008.  This compares with $34.2 million in working capital and $49.7 million in stockholders’ equity as of December 31, 2007.  During the fourth quarter 2008 the Company purchased 627,367 shares of its stock in the open market at an average price of $6.37 per share for total cash outlay of $4.0 million.

Highlights from the Company’s fourth quarter and the subsequent weeks include:

•
Launching in January 2009 the Obagi® Rosaclear™ System, which is the first and only complete prescription-based, physician-dispensed system developed specifically for treating the signs and symptoms of rosacea. Clinical data demonstrated a significant reduction of facial redness and 90% of patients experienced at least a one grade reduction in the severity of their rosacea by the end of two weeks use of Rosaclear;

•	Reporting positive study results for the use of the ELASTIderm™ Décolletage System for improving photodamaged skin of the chest and neck;

•
Reporting clinically significant positive results for the solubilized BPO, the technology used in both our CLENZIderm M.D. ™ Systems and SoluCLENZ Rx Gel™.  Final study results show that the solubilized BPO performs equally as well as the leading BPO/antibiotic combination topical therapy in reducing inflammatory lesions through week 12, with statistically significant reductions in non-inflammatory lesions throughout the study versus the combination product;

•
Expanding the Company’s relationship with Japan-based Rohto Pharmaceuticals which include plans to launch a series of products with ELASTIderm™ technology into consumer sales and distribution channels in Japan, as well as jointly develop other scientifically based skin care products for the Japanese market;

•	Beginning to see progress from investments made in the Company’s international operations. International sales for 2008 and the fourth quarter increased 11.9% and 16.6%, respectively;

•	Establishing 1,355 new physician accounts during 2008 with 343 signed during the fourth quarter, resulting in more than 5,700 active accounts, up 9% from a year ago.

 “The economic conditions that made 2008 a challenging year for all aesthetic businesses had an even greater impact on the fourth quarter.  The stability of Obagi’s revenue demonstrate our customers view that the efficacy and benefits they derive from our products position them as a lifestyle purchasing decision rather than a purely discretionary spending choice.  Fourth quarter revenues were down just two percent from the third quarter, while more expensive discretionary surgical and cosmetic procedures reported more dramatic declines of up to 30 to 50 percent sequentially.  In the current economic climate this indicates to us that while more costly procedures can be postponed or foregone, Obagi’s products continue to have an important place in our customers’ daily lives,” said Chief Executive Officer Steve Carlson.

“We are exceptionally pleased with the recent launch of our Rosaclear, prescription-based system for our physician-dispense customers.  The Rosaclear system has been very well received as the first opportunity for our physician to offer a highly effective, physician-dispensed system to successfully treat patients who are suffering from rosacea.  The initial clinical data is compelling and the early feedback from patients has been very encouraging.  In contrast, the performance of SoluCLENZ, which was launched into the pharmacy-dispensed channel, continues to lag our expectations.  We have taken recent steps to increase awareness of the superior efficacy and compelling attributes of the product with additional clinical data to be released at AAD the first weekend of March, an expanded sampling and physician trialing program, and a managed care reimbursement program that is designed to minimize patients’ out of pocket co-pay.”

“Overall, we are confident that our more resilient user base, new account growth, positive operating cash flow and strong balance sheet, will allow us to continue to invest in our customers and develop a strong product pipeline, resulting in an ever stronger company with increased market share as the economy stabilizes and recovers,” concluded Carlson.

Financial Guidance

Based on current trends in its core business, normal seasonality in the first quarter, and the performance of the recently launched Rosaclear product, the Company expects the first quarter 2009 net sales to be in the range of $22 million to $24 million and fully diluted earnings per share to be in the range of $0.08 to $0.10.  The lack of visibility into economic trends and the related uncertainty surrounding consumer spending has led the Company to modify its guidance policy to provide guidance quarter by quarter, rather than on an annual basis.

Conference Call Information
Obagi Management will host an investor conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today.  Investors interested in participating in the live call can dial (800) 762-8779 from the U.S. International callers can dial (480) 248-5081.  A telephone replay will be available approximately two hours after the call concludes and will be available through Thursday, March 19, by dialing (800) 406-7325 from the U.S., or (303) 590-3030 for international callers and entering confirmation code 3972128.

There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc. (www.obagi.com)
Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi's skin care product introductions are as follows: Obagi Nu-Derm™, 1988; Obagi-C Rx™ (the only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm™ Condition and Enhance for use with cosmetic procedures, 2006; Obagi ELASTIderm™ eye treatment and Obagi CLENZIderm M.D.™ acne therapeutic systems, 2007; a formulation of CLENZIderm M.D.™ Systems for normal to dry skin, June 2007; ELASTIderm™ Décolletage System, January 2008; SoluCLENZ Rx Gel™ in August 2008; and the Obagi® Rosaclear™ System for rosacea in January 2009.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, including SoluCLENZ Rx Gel and the Rosaclear System, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

###

Obagi Medical Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2008	2007
Assets	(unaudited)
Current assets
Cash and cash equivalents	$13,938	$14,054
Short-term investments	6,000	—
Accounts receivable, net of allowance for doubtful accounts and sales returns of $1,238 and $845 as of December 31, 2008
and 2007, respectively	20,648	17,370
Accounts receivable from related parties, net of allowance for doubtful accounts of $169 and $0 as of December 31, 2008
and 2007, respectively	518	982
Inventories, net	6,845	6,047
Deferred income taxes	1,501	1,841
Prepaid expenses and other current assets	2,832	3,382
Income taxes receivable	2,071	559
Total current assets	54,353	44,235
Property and equipment, net	5,340	2,759
Goodwill	4,629	4,629
Intangible assets, net	5,267	5,760
Deferred income taxes	1,855	1,179
Other assets	815	1,201
Total assets	$72,259	$59,763
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$6,478	$6,664
Current portion of long-term debt	47	54
Accrued liabilities	3,510	3,139
Amounts due to related parties	169	135
Total current liabilities	10,204	9,992
Long-term debt	18	42
Other long-term liabilities	1,516	—
Total liabilities	11,738	10,034
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized, 22,691,238 and 22,653,349 shares issued and 22,044,872
and 22,643,564 shares outstanding at December 31, 2008 and 2007, respectively	23	23
Additional paid-in capital	58,026	55,805
Accumulated earnings (deficit)	6,557	(6,031)
Treasury stock, at cost; 627,367 shares at December 31, 2008	(4,016)	—
Accumulated other comprehensive loss	(69)	(68)
Total stockholders' equity	60,521	49,729
Total liabilities and stockholders' equity	$72,259	$59,763

Obagi Medical Products, Inc.
Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net sales	$25,435	$27,254	$104,593	$102,648
Cost of sales	5,043	4,924	19,931	18,049
Gross profit	20,392	22,330	84,662	84,599
Selling, general and administrative expenses	16,120	12,954	59,380	51,400
Research and development expenses	1,412	1,376	5,284	5,497
Income from operations	2,860	8,000	19,998	27,702
Interest income	89	90	368	190
Interest expense	(150)	(304)	(243)	(2,414)
Income before provision for income taxes	2,799	7,786	20,123	25,478
Provision for income taxes	615	3,307	7,535	10,275
Net income	$2,184	$4,479	$12,588	$15,203

Net income attributable to common shares
Basic	$0.10	$0.20	$0.56	$0.69
Diluted	$0.10	$0.20	$0.56	$0.69

Weighted average common shares outstanding
Basic	22,438,451	22,537,985	22,598,474	21,989,121
Diluted	22,439,806	22,813,130	22,607,689	22,100,737

Segment information:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales by segment
Physician Dispensed	$23,889	$25,946	$99,614	$97,992
Pharmacy Rx	137	—	162	—
Licensing	1,409	1,308	4,817	4,656
Net sales	$25,435	$27,254	$104,593	$102,648

Gross profit by segment
Physician Dispensed	$18,933	$21,060	$79,874	$80,089
Pharmacy Rx	83	—	105	—
Licensing	1,376	1,270	4,683	4,510
Gross profit	$20,392	$22,330	$84,662	$84,599

Geographic information
United States	$21,006	$23,356	$87,516	$87,040
International	4,429	3,898	17,077	15,608
Net sales	$25,435	$27,254	$104,593	$102,648

	Year Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net sales by product line
Physician Dispensed
Nu-Derm	$14,405	$16,333	$58,378	$62,184
Vitamin C	2,994	2,908	12,380	11,438
Elasticity	2,141	2,278	11,643	8,356
Therapeutic	1,409	1,533	6,098	5,753
Other	2,940	2,894	11,115	10,261
Total	23,889	25,946	99,614	97,992
Pharmacy Rx	137	—	162	—
Licensing	1,409	1,308	4,817	4,656
Total net sales	$25,435	$27,254	$104,593	$102,648

Reconciliation between net income on a GAAP basis to a non-GAAP basis is included below (unaudited):
	Three months ended December 31,	Year ended December 31,
	2008	2008

GAAP net income	$2,184	$12,588
a) Direct to consumer awareness campaign costs	322	1,038
b) Double rent	54	215
c) Severance costs	363	595
d) Product development write-off	250	250
e) Write-off of debt issuance costs	130	130
f) Non-GAAP income tax benefit	(455)	(885)
Non-GAAP net income	$2,848	$13,931
Non-GAAP net income per share:
Basic	$0.13	$0.62
Diluted	$0.13	$0.62
Shares used in computing Non-GAAP per share amounts:
Basic	22,438,451	22,598,474
Diluted	22,439,806	22,607,689